Exhibit 99.1

Open Lending Strengthens Executive Team

Ross Jessup Elevated to President

Chuck Jehl Joins as Chief Financial Officer and Treasurer

Sarah Lackey Appointed Chief Technology Officer

AUSTIN, TX – August 31, 2020 – Open Lending Corporation (NASDAQ: LPRO) (“Open Lending” or the “Company”), a leading provider of lending enablement and risk analytics solutions to financial institutions, today announced that Ross M. Jessup, who is a co-founder and has served as the Chief Financial Officer and Chief Operating Officer of Open Lending since April 2000, has been appointed President and will remain Chief Operating Officer. Charles D. “Chuck” Jehl has been appointed Executive Vice President, Chief Financial Officer and Treasurer. The Company has also appointed Sarah Lackey as Chief Technology Officer. She currently serves as the Senior Vice President of IT Operations. All appointments are effective August 28, 2020.

“As a co-founder, Ross has been instrumental in helping build Open Lending to what it is today, and we are thrilled to name him as the Company’s President. His proven leadership and knowledge of the auto finance space is incredibly valuable to our organization and will be a great asset as he focuses more of his time on the captive OEM channel,” said John J. Flynn, Chairman and Chief Executive Officer of Open Lending. “I would also like to welcome Chuck, who has been extremely helpful to our team as we’ve transitioned to becoming a public company over the past few months. His proven public company leadership experience, including the assembly of best in class teams to support a public company, as well as his strong financial background will be invaluable as he helps us lead Open Lending into its next chapter of growth.”

“Sarah has proven herself a strong leader in our technology department and has been instrumental in the success of our technology initiatives and in particular, the support of our Lenders Protection platform. I want to congratulate her on the appointment to CTO,” continued Flynn.

Ross Jessup is a co-founder and has served as the Chief Financial Officer and Chief Operating Officer of Open Lending since April 2000. Prior to Open Lending, Mr. Jessup worked at the Jessup Group from 1998 through 2000, Montgomery Jessup & Co. from 1991 through 1998 and in public accounting at Arthur Anderson LLP from 1985 through 1991. Mr. Jessup is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. Jessup was awarded the “Best CFO in Central Texas” by the Austin Business Journal in 2018. He holds a Bachelor of Arts degree in Accounting from the University of Mississippi.

Chuck Jehl has served as a consultant since April 2020 and was instrumental in helping the Company complete the business combination with Nebula Acquisition Corporation. Prior to Open Lending, Mr. Jehl spent 14 years at Forestar Group Inc., a New York Stock Exchange listed company (“Forestar Group”), in a variety of executive leadership roles including Chief Financial Officer and Treasurer from 2015 through 2019 and Chief Accounting Officer from 2005 through 2013. Prior to Forestar Group, he held various leadership roles at Guaranty Insurance Services Inc. from 2000 through 2005, including Chief Operations Officer and Chief Financial Officer. From 1989 through 1999, Mr. Jehl held various financial management roles at Temple-Inland Mortgage Corporation, including Vice President and Controller. Mr. Jehl is a Certified Public Accountant licensed in the state of Texas and a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He holds a Bachelor of Arts degree in Accounting from Concordia University at Austin.

Sarah Lackey has served as the Senior Vice President of IT Operations since November 2019, and in various other roles in the Company’s technology department since 2016. Prior to Open Lending, Ms. Lackey served as Vice President and co-owner of SJB Industries DBA Bates Painting. Previously, she spent over 10 years at Hewlett-Packard in software engineering. She holds a Bachelor’s degree in Computer Science from Texas A&M University.

About Open Lending

Open Lending, through its flagship product, Lenders Protection, offers loan analytics, risk-based pricing, risk modeling and default insurance, ensuring profitable auto loan portfolios for financial institutions throughout the United States. For more information, please visit www.OpenLending.com.

Contact:

ICR for Open Lending

Investors

openlending@icrinc.com